Exhibit 10.1

DIVERSIFIED RESTAURANT HOLDINGS, INC.

PERFORMANCE BONUS PLAN

1.     Purpose of the Plan

The purpose of the Plan is to advance the interests of the Company by providing an incentive in the form of a cash bonus award to certain key executives of the Company, thereby motivating such employees to attain performance goals articulated under the Plan.

2.     Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)     Award: A cash bonus award granted pursuant to the Plan, the payment of which shall be contingent on the attainment of Performance Goals with respect to a Performance Period, as determined by the Committee pursuant to Section 6(a).

(b)     Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(c)     Committee: The Compensation Committee of the Board of Directors of the Company.

(d)     Company: Diversified Restaurant Holdings, Inc., a Nevada corporation.

(e)     Participant: An employee of the Company who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.

(f)      Performance Criteria. The performance criteria upon which the Performance Goals for a particular Performance Period are based, which may include (i) financial results for the Company as a whole or a business unit, such as net earnings or net income (before or after taxes); earnings per share; net revenues; gross revenues; net operating profit (before or after taxes) and earnings before or after taxes, interest, depreciation and/or amortization (EBITDA) and (ii) criteria related to the growth in restaurants (either in the aggregate or by type of restaurant). The Committee may also establish individual goals for a Participant relating to his or her individual performance.

(g)     Performance Goals. The goals selected by the Committee, in its discretion, to be applicable to a Participant for a Performance Period. Performance Goals shall be based upon one or more Performance Criteria. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance to which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.

(h)     Performance Period: The period for which performance is calculated, which unless otherwise indicated by the Committee shall be the Company's fiscal year, which commences on January 1 and ends on December 31.

(i)      Plan: The Diversified Restaurant Holdings, Inc. Performance Bonus Plan, as set forth herein and as it may be amended from time to time.

(j)     Target Award. The target award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of the Participant's base salary. In its discretion, the Committee may specify a target award as a fixed dollar amount.

3.      Administration

The Plan shall be administered by the Committee or such other persons designated by the Committee. The Committee shall have the authority to select the employees to be granted Awards under the Plan, to determine the size and terms of an Award, to modify the terms of any Award that has been granted, to determine the time when Awards will be made, to establish Performance Goals in respect of such Performance Periods and to determine whether such Performance Goals were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall have the right to deduct from any payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. The Committee may delegate to one or more employees of the Company the authority to take actions on its behalf pursuant to the Plan.

4.      Eligibility and Participation

The Committee shall designate those persons who shall be Participants for the Performance Period. Participants shall be selected from among the employees of the Company who are in a position to have a material impact on the results of the operations of the Company.

5.      Terms of Awards

(a)    Determination of Target Awards. Prior to or reasonably promptly after the commencement of each Performance Period, but no later than the 90th day of the Performance Period, the Committee, in its sole discretion, shall establish the Target Award for each Participant, the payment of which shall be conditioned on the achievement of the Performance Goals for the Performance Period.

(b)    Determination of Performance Goals and Performance Formula. Prior to, or reasonably promptly following the commencement of each Performance Period, but no later than the 90th day of the Performance Period, the Committee, in its sole discretion, shall establish in writing the Performance Goals for the Performance Period and shall prescribe a formula for determining the percentage of the Target Award that may be payable based upon the level of attainment of the Performance Goals for the Performance Period. The Performance Goals shall be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant.

6.      Payment of Awards

(a)    Determination of Awards; Certification. Following the completion of each Performance Period, the Committee shall determine the extent to which the Performance Goals have been achieved or exceeded. If the minimum Performance Goals established by the Committee are not achieved, then no payment will be made. To the extent that the Performance Goals are achieved, the Committee shall determine the extent to which the Performance Goals applicable to each Participant have been achieved and shall then determine, in accordance with the prescribed formula, the amount of each Participant's Award.

(b)     Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the Committee's determination pursuant to Section 6(a) for the applicable Performance Period, each Participant shall receive a cash lump sum payment of his or her Award less required withholding. In no event shall such payment be made later than 2 1/2 months after the end of the Performance Period. Except as otherwise provided in Section 6(c), no Award shall be paid to any Participant who is not actively employed by the Company on the date the Awards are paid.

(c)     Termination of Employment. If a Participant dies, retires on or after age 60, is assigned to a different position or is granted a disability leave of absence, or if the Participant's employment is otherwise terminated (except with cause by the Company, as determined by the Committee in its sole discretion) during the Performance Period, a pro rata share of the Participant's award based on the period of actual participation may, at the Committee's sole discretion, be paid to the Participant after payment of an Award has been approved by the Committee if it would have become earned and payable had the Participant's employment status not changed.

7.       Amendments or Termination

The Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made that would impair any of the rights or obligations under any Award theretofore approved for payment under Section 6(a) to a Participant under the Plan without such Participant's consent.

8.       No Right to Employment

Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company.

9.       Nontransferability of Awards

An Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution.

10.     Reduction of Awards

(a)     General. Notwithstanding anything to the contrary herein, the Committee or the Chief Executive Officer, in its, his or her sole discretion (but subject to applicable law), may reduce any amounts payable to any Participant hereunder in order to satisfy any liabilities owed to the Company by the Participant.

(b)     Sarbanes-Oxley Act. In the event the Board determines that a significant restatement of the Company's financial results or other Company metrics for any of the three prior fiscal years for which audited financial statements have been prepared is required and (i) such restatement is the result of fraud or willful misconduct and (ii) the Participant's Award amount would have been lower had the results or metrics been properly calculated, the Committee has the authority to obtain reimbursement from any Participant responsible for the fraud or willful misconduct resulting in the restatement. Such reimbursement shall consist of the portion of any Award previously paid that is greater than it would have been if calculated based upon the restated financial results or metrics.

(c)     Other Clawback. An Award shall also be subject to any "clawback" policy that is adopted or implemented by the Company to comply with applicable law, including but not limited to the Dodd-Frank Act.

11.     Miscellaneous Provisions

The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants' rights to the payment hereunder shall be no greater than the rights of the Company's unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

12.     Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed in the State of Nevada.

13.     Intent and Interpretation

The Plan is intended, and shall be interpreted, to provide compensation that is exempt from Code Section 409A under the short-term deferral rule. The Company does not warrant that the Plan will comply with Code Section 409A with respect to any Participant or with respect to any payment, however. In no event shall the Company nor any director, officer, or employee of the Company be liable for any additional tax, interest, or penalty incurred by a Participant as a result of the Plan’s failure to satisfy the requirements of Code Section 409A, or as a result of the Plan’s failure to satisfy any other requirement of applicable tax laws.

14.     Effectiveness of the Plan

The Plan shall be effective as of March 7, 2013, the date it was approved by the Board of Directors.

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